                                                                      EXHIBIT 12
Alcoa and subsidiaries

                Computation of Ratio of Earnings to Fixed Charges
                  For the nine months ended September 30, 2002
                           (in millions, except ratio)

                                                                                  2002
                                                                                  -----
    Earnings:
       Income before taxes on income                                             $1,066
       Minority interests' share of earnings of majority-
          owned subsidiaries without fixed charges                                    -
       Equity income                                                                (58)
       Fixed charges                                                                277
       Distributed income of less than 50%-owned persons                             19
       Amortization of capitalized interest                                          10
                                                                                 ------

          Total earnings                                                         $1,314
                                                                                 ======

    Fixed Charges:
       Interest expense:
          Consolidated                                                           $  253
          Proportionate share of 50%-owned persons                                    3
                                                                                 ------
                                                                                    256
                                                                                 ------

       Amount representative of the interest factor in rents:
          Consolidated                                                               20
          Proportionate share of 50%-owned persons                                    1
                                                                                 ------
                                                                                     21
                                                                                 ------

       Fixed charges added to earnings                                              277
                                                                                 ------

       Interest capitalized:
          Consolidated                                                               15
          Proportionate share of 50%-owned persons                                    -
                                                                                 ------
                                                                                     15
                                                                                 ------

       Preferred stock dividend requirements of
          majority-owned subsidiaries                                                 -
                                                                                 ------

          Total fixed charges                                                    $  292
                                                                                 ======

    Ratio of earnings to fixed charges                                              4.5
                                                                                 ======